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                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549


                                      FORM 15

            Certification and Notice of Termination of Registration under
                       Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports Under
                        Section 13 and 15(d) of the Securities
                                Exchange Act of 1934.

                           Commission File Number   1-7421

              U.S. BANCORP PIPER JAFFRAY COMPANIES INC. (FORMERLY NAMED
                            PIPER JAFFRAY COMPANIES INC.)
                (Exact name of registrant as specified in its charter)

            222 SOUTH NINTH STREET, MINNEAPOLIS, MN  55402, (612) 342-6000
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                       COMMON STOCK, PAR VALUE $1.00 PER SHARE
               (Title of each class of securities covered by this Form)

                                         NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [ ]        Rule 12h-3(b)(1)(i)    [x]
      Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)   [ ]
      Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)    [ ]
      Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]


Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934 Sunrise Educational Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 4, 1998               BY:   /s/ AnnDrea M. Benson
     --------------------            ------------------------------------------
                                      AnnDrea M. Benson, Secretary,
                                      U.S. Bancorp Piper Jaffray Companies Inc.